Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of July 27, 2017 by and among ICHOR HOLDINGS, LLC (“Ichor Holdings”), ICHOR SYSTEMS, INC. (“Ichor Systems”), PRECISION FLOW TECHNOLOGIES, INC. (“Precision Flow”), AJAX-UNITED PATTERNS & MOLDS, INC. (“Ajax”) and CAL-WELD, INC., a California corporation (the “Target”, and collectively with Ajax, Ichor Holdings, Ichor Systems and Precision Flow, the “Borrowers”, and each a “Borrower”), BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”), and the financial institutions signatory hereto (the “Lenders”).

RECITALS

WHEREAS, the Administrative Agent, certain financial institutions, and the Borrowers entered into that certain Credit Agreement dated as of August 11, 2015 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, Ichor Holdings has entered into that certain Stock Purchase Agreement (the “SPA”) dated July 27, 2017 pursuant to which Ichor Holdings has agreed to purchase all of the issued and outstanding stock of the Target (the purchase and sale of the Target as contemplated by the SPA is herein referred to as the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Borrowers have requested, and the Lenders are willing to make available to the Borrowers, Incremental Commitments on and subject to the terms and conditions set forth herein;

WHEREAS, the Borrowers wish to amend the Existing Credit Agreement and the Administrative Agent and the Lenders party hereto are willing to agree to such request on and subject to the terms and conditions set forth in this Amendment; and

WHEREAS, this Amendment constitutes a Loan Document and these Recitals shall be construed as part of this Amendment.

AGREEMENT

In consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein are used as defined in the Existing Credit Agreement, as amended by this Amendment (the “Credit Agreement”).

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2. Amendment to Credit Agreement. Upon the Effective Date (as defined herein), the Existing Credit Agreement is hereby amended as follows:

(a) The following new definitions are hereby inserted in Section 1.1 of the Existing Credit Agreement in appropriate alphabetical order as follows:

“2017 Incremental Term Loans” has the meaning specified in the Second Amendment.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee or leasehold mortgages, deeds of trust and deeds executed by a Loan Party that purport to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance satisfactory to the Administrative Agent.

“Mortgaged Property” means any owned property of a Loan Party that is or will become encumbered by a Mortgage in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of the Second Amendment Effective Date among the Administrative Agent, the Borrowers and the Lenders party thereto.

“Second Amendment Effective Date” means July 27, 2017.

(b) The following definitions appearing in Section 1.1 of the Existing Credit Agreement are hereby amended and restated in their entirety as follows:

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Rate for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Base Rate”, (b) Revolving Loans that are Eurodollar Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Eurodollar Rate & Letter of Credit Fee”, (c) that portion of the Term Loan comprised of Base Rate Loans shall be the percentage set forth under the column “Term Loan” and “Base Rate”, (d) that portion of the Term Loan comprised of Eurodollar Rate Loans shall be the percentage set forth under the column “Term Loan” and “Eurodollar Rate & Letter of Credit Fee”, (e) the Letter of Credit Fee shall be the percentage set forth under the column “Eurodollar Rate & Letter of Credit Fee”, and (f) the

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commitment fee shall be the percentage set forth under the column “Commitment Fee”:

	Applicable Rate
Level	Consolidated Leverage Ratio	Eurodollar Rate for Revolving Loans and Term Loans & Letter of Credit Fee	Base Rate for Revolving Loans and Term Loans	Commitment Fee
1	≥ 1.50x	2.50%	1.50%	0.45%
2	≥ 1.00x but < 1.50x	2.25%	1.25%	0.40%
3	< 1.00x	2.00%	1.00%	0.35%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10 and (b) the initial Applicable Rate shall be set forth in Level 3 until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the first fiscal quarter end to occur following the Second Amendment Effective Date to the Administrative Agent. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

(c) The definition of “Applicable Fee Rate” appearing in Section 1.1 of the Existing Credit Agreement is hereby deleted in its entirety.

(d) The reference to “$5,000,000” appearing in clause (vi) of the definition of “Consolidated EBITDA” appearing in Section 1.1 of the Existing Credit Agreement is hereby deleted and replaced with “$10,000,000” therein.

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(e) Section 2.07(a) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Term A Loans. The Borrowers shall repay to the applicable Term A Lenders the aggregate principal amount of all Term A Loans issued prior to the Second Amendment Effective Date outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05:

Date	Amount
September 30, 2017	$1,034,091
December 31, 2017	$1,034,091
March 31, 2018	$1,034,091
June 30, 2018	$1,034,091
September 30, 2018	$1,034,091
December 31, 2018	$1,034,091
March 31, 2019	$1,034,091
June 30, 2019	$1,034,091
September 30, 2019	$1,034,091
December 31, 2019	$1,034,091
March 31, 2020	$1,034,091
June 30, 2020	$1,034,091
Maturity Date	$50,795,453

provided, however, that the final principal repayment installment of the Term A Loans issued prior to the Second Amendment Effective Date shall be repaid on the Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans issued prior to the Second Amendment Effective Date outstanding on such date.

(f) A new clause (d) is inserted in Section 2.07 of the Existing Credit Agreement immediately following clause (c) in Section 2.07 as follows:

(d) 2017 Incremental Term Loans. The Borrowers shall repay to the applicable Term A Lenders the aggregate principal amount of all 2017 Incremental Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05:

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Date	Amount
September 30, 2017	$295,000
December 31, 2017	$295,000
March 31, 2018	$295,000
June 30, 2018	$295,000
September 30, 2018	$295,000
December 31, 2018	$295,000
March 31, 2019	$295,000
June 30, 2019	$295,000
September 30, 2019	$295,000
December 31, 2019	$295,000
March 31, 2020	$295,000
June 30, 2020	$295,000
Maturity Date	$16,460,000

provided, however, that the final principal repayment installment of the 2017 Incremental Term Loans shall be repaid on the Maturity Date for the 2017 Incremental Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all 2017 Incremental Term Loans outstanding on such date.

(g) The first sentence of Section 2.09(a) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17.

(h) Section 2.15(a) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Request for Increase. The Borrowers may by written notice to the Administrative Agent on not more than four (4) occasions after the Second Amendment Effective Date elect to request (x) prior to the Maturity Date for the Revolving Credit Facility, an increase to the existing Revolving Credit Commitments (each, an “Incremental Revolving Credit Commitment”) and/or (y) prior to the Maturity Date for the Term A Loans, the establishment of one (1) or more new term loan commitments for an additional Class of term loans or as an increase to an existing Class of Term Loans (each, an “Incremental Term Commitment”), by an aggregate amount after the Second Amendment Effective Date not in excess of $75,000,000; provided that no more than $25,000,000 of such

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amount may be Incremental Revolving Credit Commitments. Each Incremental Commitment shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders or such shorter period as the Borrowers and the Administrative Agent may agree).

(i) A new Section 2.21 is inserted in Article II of the Existing Credit Agreement immediately following Section 2.20 in Article II as follows:

2.21 Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers and their Subsidiaries or for any other reason, the Borrowers, or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

(j) A new clause (f) is inserted in Section 5.12 of the Existing Credit Agreement immediately following clause (e) in Section 5.12 as follows:

(f) As of the Second Amendment Effective Date and throughout the term of this Agreement, each Loan Party is not (i) an employee benefit plan subject to ERISA, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code (other than temporarily holding 401(k) deferrals after each payroll); or (iv) a “governmental plan” within the meaning of ERISA.

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(k) Section 6.07 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, (i) terrorism insurance and (ii) flood hazard insurance on all Mortgaged Properties that are Flood Hazard Properties, on such terms and in such amounts as required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, and all such insurance shall, subject to Section 6.24 (a) provide for not less than thirty (30) days’ prior notice (or ten (10) days’ in the case of non-payment) to the Administrative Agent of termination, lapse or cancellation of such insurance unless such insurer has internal policies against providing such notice, (b) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (c) be reasonably satisfactory in all other respects to the Administrative Agent.

(l) A new clause (f) is inserted in Section 6.12 of the Existing Credit Agreement immediately following clause (e) in Section 6.12 as follows:

(f) Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property unless and until each Lender has received, at least twenty (20) days in advance of execution and delivery, a life of loan flood zone determination and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

(m) Section 7.03(g)(iii) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(iii) [reserved];

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(n) Section 7.03(g)(iv) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(iv) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, (x) the Loan Parties and their Subsidiaries shall be in pro forma compliance with the lesser of (1) a Consolidated Leverage Ratio of 2.25 to 1.00 and (2) the covenant set forth in Section 7.11(a) and (y) Loan Parties and their Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 7.11(b), each such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; provided that the aggregate amount of such Investments by Loan Parties in assets that will not (or will not become) owned by a Loan Party or in Equity Interests of Persons that will not become Loan Parties shall not exceed $2,500,000 at any time outstanding plus any portion of Cumulative Amount used to make such acquisition; and

(o) A new clause (viii) is inserted in Section 11.06(b) of the Existing Credit Agreement immediately following clause (vii) in Section 11.06(b) as follows:

(viii) Any Assignment and Assumption entered into in connection with an assignment of Term Loans must specify whether or not the Term Loan to be assigned is a 2017 Incremental Term Loan.

(p) Exhibit E (Form of Assignment and Assumption) to the Existing Credit Agreement is hereby amended and restated in its entirety as the new Exhibit E attached hereto as Annex I.

3. Incremental Commitments1

(a) Pursuant to Section 2.15 of the Credit Agreement and subject to the terms and conditions set forth herein, each Lender severally agrees to (i) make an Incremental Term Loan to the Borrower on the Effective Date in the amount set forth opposite its name on Exhibit A hereto under the heading “Incremental Term Commitment” (such loans being the “2017 Incremental Term Loans”) and (ii) issue an Incremental Revolving Credit Commitment to the Borrower on the Effective Date in the amount set forth opposite its name on Exhibit A hereto under the heading “Incremental Revolving Credit Commitment”.

[1]	Banks are able to accommodate a LIBOR borrowing at close upon receipt of a borrowing notice two business days in advance.

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(b) Subject to Section 3(e) below, the procedure for making such 2017 Incremental Term Loans and any Revolving Credit Borrowings in connection with the Incremental Revolving Credit Commitments (such Incremental Revolving Credit Commitments, the “2017 Incremental Revolving Credit Commitments”) shall be as set forth in Section 2.02 of the Credit Agreement, the terms of which section are incorporated herein mutatis mutandis.

(c) The 2017 Incremental Term Loans made pursuant to this Section 3 shall be treated as an increase in the existing Class of Term A Loans and the terms and provisions of such 2017 Incremental Term Loans shall be identical to those of the Term A Loans; provided that, pursuant to Section 2.15(g)(iii) of the Credit Agreement, the amortization of the 2017 Incremental Term Loans shall be as set forth in Section 2.07(d) of the Credit Agreement (and not as set forth in Section 2.07(a) of the Existing Credit Agreement).

(d) Upon the Effective Date, Schedule 2.01 of the Credit Agreement shall be amended with respect to the Revolving Credit Commitments as set forth on Exhibit B hereto.

(e) (i) The 2017 Incremental Term Loans made pursuant to Section 3(a)(i) hereof shall constitute a “Term Loan” for all purposes of the Credit Agreement from and after the Second Amendment Effective Date and rank pari passu in all respects with all other Term Loans, regardless of when made and (ii) the 2017 Incremental Revolving Credit Commitments made pursuant to Section 3(a)(ii) hereof shall constitute “Revolving Credit Commitments” for all purposes of the Credit Agreement from and after the Second Amendment Effective Date and rank pari passu in all respects with all other Revolving Credit Commitments, regardless of when made.

(f) No amount of any 2017 Incremental Term Loans made pursuant to Section 3(a) hereof that is repaid or prepaid by the Borrowers may be reborrowed.

(g) For the avoidance of doubt, neither the 2017 Incremental Term Loans made pursuant to Section 3(a)(i) hereof nor the 2017 Incremental Revolving Credit Commitments made pursuant to Section 3(a)(ii) hereof shall reduce the Incremental Commitment availability set forth in Section 2.15(a) of the Credit Agreement (as increased pursuant to this Amendment).

4. Representations and Warranties. To induce the Administrative Agent and the Lenders to execute this Amendment, each Borrower jointly and severally represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Each Borrower is in good standing under the laws of its jurisdiction of formation and in each jurisdiction where, because of the nature of its activities or properties, such qualification is required.

(b) Each Borrower is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations hereunder.

(c) The execution, delivery and performance by each of the Borrowers of this Amendment does not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with (A) any provision of law, (B) the charter, by-laws or other

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organizational documents of any Borrower or (C) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Borrower or any of its properties or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Borrower.

(d) This Amendment is the legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principals of equity.

(e) The representations and warranties in the Loan Documents (including but not limited to Article V of the Credit Agreement) are true and correct with the same effect as though made on and as of the date of this Amendment (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(f) Both immediately prior to and after giving effect to this Amendment, no Default or Event of Default exists or is continuing.

5. Conditions to Effectiveness. Upon the satisfaction of each of the following conditions, this Amendment shall be deemed effective as of the date hereof (the “Effective Date”):

(a) receipt by the Administrative Agent of counterparts of this Amendment executed and delivered by the Administrative Agent, the Borrowers and the Lenders;

(b) payment by the Borrowers of all expenses to be paid to the Administrative Agent and Lenders in connection with the Credit Agreement, this Amendment and the other Loan Documents (including legal fees) and the deliverables described in this Section 5;

(c) receipt by each Lender requesting the same at least three (3) Business Days prior to the Effective Date, of a Term Loan Note executed and delivered by the Borrowers, reflecting the increased Term Loan principal amount of such Lender resulting herefrom;

(d) receipt by the Administrative Agent of such written resolutions, minutes of meetings, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and the Target as the Administrative Agent may require (i) approving the entry into this Agreement and the other Loan Documents to which such Loan Party or the Target is a party or is to be a party and (ii) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or the Target is a party or is to be a party;

(e) to the extent applicable in the relevant jurisdiction, receipt by the Administrative Agent of such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and the Target is duly incorporated, organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

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(f) receipt by the Administrative Agent of a favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(g) receipt by the Administrative Agent of a duly executed and delivered certificate of a Responsible Officer of each Loan Party dated as of the Effective Date:

(i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the borrowing of the Incremental Term Loans pursuant to Section 3 hereof and (ii) in the case of the Borrowers, certifying that, before and after giving effect to borrowing of the Incremental Term Loans pursuant to Section 3 hereof and the use of proceeds thereof, each of the following are satisfied:

A. the representations and warranties contained in Article V of the Credit Agreement and in the other Loan Documents are true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of Section 2.15 of the Credit Agreement, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

B. no Default exists; and

C. as of the last day of the most recent period for which financial statements have been furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, the Consolidated Leverage Ratio does not exceed the lesser of (x) 2.25:1.00, and (y) the Consolidated Leverage Ratio then permitted pursuant to Section 7.11(a) of the Credit Agreement;

(ii) certifying that the conditions set forth in Section 4.02 of the Credit Agreement are satisfied with respect to the Credit Extensions to occur on the Effective Date pursuant to Section 3 hereof;

(iii) certifying that, after giving effect to the consummation of the transactions contemplated by the SPA:

A. the Target will be a Material Subsidiary; and

B. no other Subsidiary of the Target will be a Material Subsidiary

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(iv) certifying that a true and correct electronic copy of the SPA, all amendments or waivers of the terms thereof and all consents by the parties thereto delivered with respect thereto is attached to such certificate;

(v) certifying that the conditions set forth in Section 7.03(g) of the Credit Agreement have been satisfied with respect to the Acquisition such that the Acquisition is a Permitted Acquisition;

(h) the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of such earlier date;

(i) no Default exists, or would result from the Credit Extensions to occur on the Effective Date pursuant to Section 3 hereof or from the application of the proceeds thereof;

(j) receipt by the Administrative Agent of a Request for Credit Extension in accordance with the requirements of the Credit Agreement;

(k) receipt by the Administrative Agent of a signed flow of funds with respect to the payment of the proceeds of the Incremental Term Loans;

(l) no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Amendment or any of the other Loan Documents or the SPA or the consummation of the Acquisition or the other transactions contemplated hereby or thereby;

(m) receipt by the Administrative Agent of reasonably satisfactory evidence that the directors of the Target have approved the Acquisition;

(n) the SPA shall be in full force and effect, and substantially concurrently with the effectiveness of this Amendment and the funding of the Incremental Term Loans, the Acquisition contemplated by the SPA shall be consummated in accordance with the terms of the SPA (but without giving effect to any amendments, waivers or consents by the Borrowers that are materially adverse to the interests of the Lenders, unless consented to by the Lenders);

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(o) there shall have occurred substantially concurrently with the effectiveness of this Amendment the payment in full of all obligations for borrowed money of the Target and its Subsidiaries, the termination of all related credit agreements and the release of any liens securing such credit (and customary payoff letters with respect thereto shall have been received by the Administrative Agent);

(p) the Administrative Agent shall have received a joinder agreement duly executed and delivered by the Target substantially in the form attached hereto as Exhibit C;

(q) the Administrative Agent and the Lenders shall have received fees in such amounts in accordance with the terms of that certain Second Amendment Fee Letter dated as of the date hereof among the Borrowers, the Administrative Agent and the Lenders; and

(r) the Administrative Agent shall have received such other instruments, documents and certificates that the Administrative Agent shall reasonably request in connection with the execution of this Amendment.

6. Effect of the Amendment; Loan Document. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. Except as expressly set forth herein, this Amendment shall not be deemed (a) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any other right or rights which Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with Obligors or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among Obligors, on the one hand, and Administrative Agent or any other Lender, on the other hand. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby. This Amendment is a Loan Document, and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

7. Reaffirmation. Each Loan Party as debtor or guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, (ii) to the extent such Loan Party guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and (iii) to the extent such Loan Party has granted a security interest in any Collateral in support of the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such grant of Collateral.

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8. Cost and Expenses. The Borrowers hereby affirm their obligations under Section 11.04 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile or PDF shall be effective as delivery of an original counterpart.

10. Headings. The headings and captions of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

11. Release and Waiver. The Borrowers each do hereby release the Administrative Agent and each of the Lenders and each of their officers, directors, employees, agents, attorneys, personal representatives, successors, predecessors and assigns from all manner of actions, cause and causes of action, suits, deaths, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, and particularly, without limiting the generality of the foregoing, in connection with the Loan Documents and any agreements, documents and instruments relating to the Loan Documents and the administration of the Loan Documents, all indebtedness, obligations and liabilities of the Borrowers to the Administrative Agent or any Lender and any agreements, documents and instruments relating to the Loan Documents (collectively, the “Claims”), which the Borrowers now have against the Administrative Agent or any Lender or ever had, or which might be asserted by their heirs, executors, administrators, representatives, agents, successors, or assigns based on any Claims which exist on or at any time prior to the date of this Amendment. The Borrowers expressly acknowledge and agree that they have been advised by counsel in connection with this Amendment and that they each understand that this Section 11 constitutes a general release of the Administrative Agent and the Lenders and that they each intend to be fully and legally bound by the same. The Borrowers further expressly acknowledge and agree that this general release shall have full force and effect notwithstanding the occurrence of a breach of the terms of this Amendment or an Event of Default or Default under the Credit Agreement.

12. Further Assurances. Each Borrower agrees to execute and deliver in form and substance reasonably satisfactory to the Lenders such further documents, instruments, amendments, financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents, as amended hereby.

Ichor – Second Amendment to Credit Agreement

13. APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[signature pages follow]

Ichor – Second Amendment to Credit Agreement

The parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWERS:

ICHOR HOLDINGS, LLC.

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	Chief Financial Officer

ICHOR SYSTEMS, INC.

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	Chief Financial Officer

PRECISION FLOW TECHNOLOGIES, INC.

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	Treasurer

AJAX-UNITED PATTERNS & MOLDS, INC.

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	Chief Financial Officer

CAL-WELD, INC.

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	Chief Financial Officer

Ichor – Second Amendment to Credit Agreement

GUARANTORS:

ICICLE ACQUISITION HOLDING B.V.

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	Director

ICHOR SYSTEMS SINGAPORE PTE. LTD.

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	Director

Ichor – Second Amendment to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Christine Trotter
Name:	Christine Trotter
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Frank Byrne
Name:	Frank Byrne
Title:	Senior Vice President

Ichor – Second Amendment to Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Mark Dombrowski
Name:	Mark Dombrowski
Title:	Vice President

Ichor – Second Amendment to Credit Agreement

SOCIETE GENERALE, as a Lender

By:	/s/ Laura Weatherhead
Name:	Laura Weatherhead
Title:	Director

Ichor – Second Amendment to Credit Agreement

EXHIBIT A

INCREMENTAL COMMITMENTS

Lender	Incremental Term Commitment	Incremental Revolving Credit Commitment
Bank of America, N.A.	$10,000,000	$10,000,000
SunTrust Bank	$10,000,000	$10,000,000
Total	$20,000,000	$20,000,000

Ichor – Second Amendment to Credit Agreement

EXHIBIT B

Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage
Bank of America, N.A.	$18,000,000	45%
SunTrust Bank	$18,000,000	45%
Societe Generale	$4,000,000	10%
Total	$40,000,000	100%

Ichor – Second Amendment to Credit Agreement

EXHIBIT C

FORM OF JOINDER AGREEMENT

See attached.

Ichor – Second Amendment to Credit Agreement

ANNEX I

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): Ichor Holdings, LLC, Ichor Systems, Inc. and Precision Flow Technologies, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of August 11, 2015, among Ichor Holdings, LLC, Ichor Systems, Inc. and Precision Flow Technologies, Inc. (each, a Borrower), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest:

Assignor[s][4]	Assignee[s][5]	Facility Assigned[6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
			$	$	%

			$	$	%

			$	$	%

[7.	Trade Date: ][9]

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[4]	List each Assignor, as appropriate.
[5]	List each Assignee, as appropriate.
[6]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term A Commitment”, etc.). Specify whether or not any Term Loan to be assigned is a 2017 Incremental Term Loan.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:]11

By:
Title:

[10]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                                         ]12

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (iv) it has reviewed the Excluded Persons List and (v) it is not a Disqualified Institution; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, (viii) it has reviewed the Excluded Persons List and (ix) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[12]	Describe Credit Agreement at option of Administrative Agent.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.